Public Policy Holding Company, Inc. Announces Q1 2026 Financial Results
Strong Revenue Growth Demonstrating Success of Company Strategy
•Revenue growth of 27.5% with organic revenue growth of 5.1% compared to Q1 2025
•Completed significant talent additions, and announced an acquisition which closed in Q2 2026
•PPHC added to Russell 2000® and Russell 3000® Indices as of March 23, 2026
•Net Debt reduced to $1.8 million following U.S. IPO
Washington, DC – May 12, 2026 – Public Policy Holding Company, Inc. ("PPHC," "Company," "Group") (Nasdaq: PPHC and AIM: PPHC.L), a leading global strategic communications provider offering a comprehensive range of advisory services in the areas of Government Relations, Corporate Communications, and Public Affairs, today reported unaudited financial results for the quarter ended March 31, 2026 ("Q1 2026").
Q1 2026 Financial Highlights
•Revenue increased 27.5% over Q1 2025 to $50.1 million.
•Organic Revenue growth 5.1%, driven by strong growth in each of our three segments.
•GAAP Net Loss of $11.5 million compared to $10.6 million in Q1 2025.
•Adjusted EBITDA of $11.2 million, up 29.7% over Q1 2025, achieved at a 22.3% margin.
•Adjusted Net Income of $7.4 million, up 100.5% over Q1 2025.
•GAAP Basic and diluted loss per share of $0.49 an improvement as compared to $0.63 in Q1 2025.
•Adjusted EPS, fully diluted of $0.25 was up $0.11 or 74.5%.
Adjusted EBITDA, Adjusted EBITDA margin, Adjusted EBITDA Incl. M&A expense, Adjusted net income, Adjusted EPS, fully diluted, Organic Revenue Growth and Adjusted Free Cash Flow, are non-GAAP financial measures, as defined and reconciled to the nearest related GAAP measure below.
Stewart Hall, CEO of PPHC, commented:
"PPHC delivered its strongest quarter to date for both revenue and Adjusted EBITDA, reflecting continued organic growth and the accelerating contribution from recent acquisitions. Our strategy remains focused on building a differentiated group of companies with complementary capabilities, expanded geographic reach, and strong intercompany synergies, while maintaining the financial flexibility to pursue additional M&A and strategic hires.
The U.S. listing has further increased PPHC’s visibility and strengthened our pipeline of opportunities, both for acquisitions and senior talent. In a complex political, regulatory, and reputational environment, clients are increasingly seeking integrated counsel across multiple spheres of influence, and we believe PPHC is uniquely positioned to meet that need. I want to thank our people across the Group for their continued commitment to our clients and to the long-term growth of PPHC."
Roel Smits, CFO of PPHC, Commentary and Financial Guidance:
"With the completion of our January capital raise and U.S. IPO, PPHC has entered the next phase of growth from a position of strength. Our balance sheet flexibility allows us to pursue earnings-accretive acquisitions while our strong cashflow allows us to continue investing in organic growth initiatives. Momentum in Q4 and now also Q1 has set us up well for a successful 2026.
In general, PPHC expects to continue growing revenue at an average organic rate of approximately 5%, and that this will be supplemented by acquisitions. For 2026, we anticipate reported revenue in the range between $205 million and $209 million. While we continue to target Adjusted EBITDA at a margin around 25%, based on our current business mix and ambitions, in 2026 we will experience the impact from assuming U.S. public company costs and certain technology investments and therefore we anticipate Adjusted EBITDA in a range between $46 million and $48 million, reflecting an adjusted margin between 22% and 23%. The guidance above excludes the impact of any future acquisitions.

Our focus continues to be on driving client retention rates, new business generation, and the continued cross-selling of services across the member companies to support organic growth prospects, with each of these factors impacting our organic growth result.
The market for Strategic Communications services in key geographies remains fragmented. Management continues to view the Group as a natural consolidator, and the pipeline of acquisition opportunities under development in the U.S., U.K., and mainland Europe remains robust. The Group is actively seeking to expand its portfolio of member companies with strategically and financially attractive opportunities while adding complementary specializations."
Conference Call Webcast Information
PPHC management will host a conference call to discuss the Company’s financial results today at 4:30 p.m. Eastern Time. The call will be led by Stewart Hall, Chief Executive Officer, Roel Smits, Chief Financial Officer, and Thomas Gensemer, Chief Strategy Officer.
Date: Tuesday, May 12, 2026
Time: 4:30 p.m. Eastern Time
Webcast: Participants may access the conference call via live webcast at https://edge.media-server.com/mmc/p/gokedwqh.
Dial-in: To participate via telephone, please register in advance and receive a unique PIN at https://register-conf.media-server.com/register/BIf176e8d11b894d379f0e896523d8a879.
A replay of the webcast of the conference call will be available on the Investor Relations section of the Company’s website at investors.pphcompany.com.
Operational Highlights
•Significant progress in line with the Group's stated growth strategy, with earnings accretive acquisitions providing an enhanced complementary range of services to the Group's international client base:
◦Organically, the Group recorded 5.1% growth in revenue for Q1 2026 year-on-year which represents a step-up from the 4.7% growth in Q1 2025, attributable to increases across our three segments.
•Announced the acquisition of WPI Strategy and made other significant hires across the group, expanding group-wide capabilities in Corporate Communications and providing cross-referral revenue opportunities.
•Revenue remained diversified with the top 10 Group clients representing 8.0% of revenue in Q1 2026 versus 9.0% in Q1 2025; and revenue mix by segment was further diversified with the Corporate Communications & Public Affairs segment, our second largest reporting segment, growing to represent 36.5% of total revenue in Q1 2026 (Q1 2025: 25.5%).
•The Group ended Q1 2026 with a client base of approximately 1,500, with representations of approximately a quarter of the Fortune 100 in addition to many more via trade associations, underlining that our retention rates remain high.
First Quarter 2026 Segment Results
•Government Relations Consulting grew at 8.4% for Q1 2026, as compared to Q1 2025 as a consequence of continued organic growth of 5.2% in tandem with the acquisition of Pine Cove Strategies, LLC ("Pine Cove") (2025 Q3). The margin of Segment Adjusted pre-bonus EBITDA remained relatively stable at 45.5%, reflecting the stable pricing of retainer contracts both at U.S. Federal and State level.
•Corporate Communications & Public Affairs Consulting increased by 82.7% for Q1 2026, as compared to Q1 2025 as a consequence of continued strong organic growth of 3.3%, in tandem with the acquisition of TrailRunner International, LLC ("TrailRunner") (2025 Q2). The margin of Segment Adjusted pre-bonus EBITDA increased significantly from 22.4% in Q1 2025 to 26.2% in Q1 2026, reflecting the operating leverage effects of realizing higher revenues, although still operating at margins that are lower than the Group's average.

•Compliance and Insights Services continued its strong growth at 10.8% for Q1 2026, as compared to Q1 2025 (reported and organic) as a result of high renewal rates, price increases, and new client wins, all together reflective of a unique and high value-added offering. The margin of Segment Adjusted pre-bonus EBITDA further improved to 50.2%, reflecting the strong pricing of subscription contracts in this area, in combination with the increased use of technology in servicing our clients.
About PPHC
Incorporated in 2014, PPHC is a global strategic communications platform that supports clients in enhancing and defending their reputations, advancing policy objectives, managing regulatory risk, and engaging with federal and state-level policymakers, stakeholders, media, and the public.
Engaged by approximately 1,500 clients, including companies, trade associations and non-governmental organizations, PPHC is active in all major sectors of the economy, including healthcare and pharmaceuticals, financial services, energy, technology, telecoms and transportation.
With operations across 18 offices in the United States and internationally, PPHC's services include government relations, public affairs and corporate communications, research and analytics, digital advocacy campaigning, and compliance support. The Company's shares are admitted to trading on the Nasdaq Global Market and on AIM, a market operated by the London Stock Exchange, under the ticker symbol "PPHC".
For more information, visit www.pphcompany.com.
Financial Review
Certain monetary amounts, percentages and other figures included elsewhere in this earnings release have been subject to rounding adjustments. Accordingly, figures shown as totals in certain tables or charts may not be the arithmetic aggregation of the figures that precede them, and figures expressed as percentages in the text may not total 100% or, as applicable, when aggregated may not be the arithmetic aggregation of the percentages that precede them.
Adjusted Profit & Loss Statement

	(Amounts in millions, except per share data)
	Three months ended March 31,
	2026	2025	$ Change		% Change
Revenue	$50.1	$39.3	$10.8		27.5%
GAAP Net loss	(11.5)	(10.6)	(0.9)		(8.3)%
Adjusted EBITDA	11.2	8.6	2.6		29.7%
Adjusted EBITDA margin	22.3%	21.9%	0.4	pts
M&A expense	(0.3)	(0.2)	(0.1)		(29.3)%
Adjusted EBITDA incl M&A expense	10.9	8.4	2.5		29.7%
Depreciation	0.0	0.0	(0.0)		(5.2)%
Adjusted EBIT	10.9	8.4	2.5		29.8%
Net interest	(0.8)	(0.6)	(0.2)		(31.2)%
Adjusted EBT	10.1	7.8	2.3		29.7%
Taxes	(2.7)	(4.1)	1.4		33.4%
Effective tax rate	27.1%	52.9%	(25.7)	pts
Adjusted Net Income	$7.4	$3.7	$3.7		100.5%
Adjusted Net Income margin	14.7%	9.3%	5.3	pts

GAAP basic and diluted loss per share	(0.49)	(0.63)	0.13		21.4%
Adjusted EPS ($) (basic)	0.27	0.15	0.11		74.1%
Adjusted EPS ($) (fully diluted)	0.25	0.14	0.11		74.5%

Bridge from Adjusted to Reported Results

	(Amounts in millions, except percentages)
	Three months ended March 31,
	2026	2025	$ Change	% Change

Adjusted Net Income	$7.4	$3.7	$3.7	100.5%
Share-based accounting charge	7.3	7.4	(0.2)	(2.2)%
M&A: Post-combination compensation	2.8	3.4	(0.6)	(17.3)%
M&A: bargain purchase charge	(0.1)	—	(0.1)	—
M&A: change in contingent consideration	6.3	1.0	5.3	541.0%
Long Term Incentive Program charges	1.0	1.1	(0.2)	(14.3)%
Amortization intangibles	1.6	1.3	0.3	24.1%
Other income, net	(0.1)	—	(0.1)	—
Net Income (Reported)	$(11.5)	$(10.6)	$(0.9)	(8.3)%
Management reviews the progress and performance of its business on the basis of the Adjusted Net Income shown above. The items excluded from the Adjusted Net Income above, while included in our GAAP results, have been shown in the Bridge above. These excluded items do not have a cash impact, nor do they reflect ongoing performance of the underlying business. Please refer to the section ‘basis of preparation’ for a discussion of each of the non-cash items excluded from Adjusted Net Income.
Revenue

	($ in millions, except percentages)
	Three months ended March 31,
	2026			2025
	Revenue from acquisitions	Organic revenue	Total revenue	Total revenue	Organic Revenue Growth(1)	Total Growth
Government Relations Consulting	$0.8	$27.5	$28.4	$26.2	5.2%	8.4%
Corporate Communications & Public Affairs Consulting	8.0	10.3	18.3	10.0	3.3%	82.7%
Compliance and Insights Services	—	3.5	3.5	3.1	10.8%	10.8%
Total	$8.8	$41.3	$50.1	$39.3	5.1%	27.5%

	($ in millions, except percentages)
	Three months ended March 31,
	2026	2025	$ change	% change
United States	$47.4	$37.7	$9.6	25.6%
International	2.8	1.6	1.2	72.4%
Revenue by geographic market	$50.1	$39.3	$10.8	27.5%
During the three months ended March 31, 2026, 56.6% of the Group’s revenues stemmed from Government Relations as compared to the same period in 2025 of 66.6% , 36.5% came from Corporate Communications & Public Affairs as compared to the same period in 2025 of 25.5%, and 6.9% from Compliance and Insights Services as compared to the same period in 2025 of 8.0%.
The Group's revenue realized outside of the U.S. was $2.8 million, or 5.5%, for the three months ended March 31, 2026, as compared to $1.6 million, or 4.1%, for the three months ended March 31, 2025.

Profit
Long-term Profit

	(dollars in millions)
	FY	FY	FY	FY	3 months	3 months
	2022	2023	2024	2025	Q1 2025	Q1 2026
GAAP Net loss	$(15.0)	$(14.2)	$(24.0)	$(39.0)	$(10.6)	$(11.5)
Adjusted EBITDA	$31.5	$35.4	$38.6	$45.4	$8.6	$11.2
Adjusted EBITDA margin	29.0%	26.2%	25.8%	24.3%	21.9%	22.3%
GAAP Net losses increased from $(10.6) million in Q1 2025 to $(11.5) million in the three months ended March 31, 2026, the loss primarily resulting from a $7.3 million share-based accounting charge stemming from the 2021 London IPO and the treatment of acquisitions in our accounts, related to the change in fair value of contingent consideration and post combination compensation charges.
The increase in loss in 2026 was driven by an increase of $5.3 million in the change in fair value of contingent consideration. This increase was offset by a $1.4 million decrease in income tax expense and a $0.6 million decrease in post combination compensation expense (which represents a $2.8 million decrease before adding the new acquisitions of TrailRunner and Pine Cove), along with revenue growth outpacing expenses.
Adjusted EBITDA for the three months ended March 31, 2026 was $11.2 million, up 29.7% from the same period in 2025, achieved at a margin of 22.3%, close to the Group’s historic performance, while reflecting the change in businesses mix with highly profitable Government Relations activities reducing in relative weight, incorporation of new U.S. public company costs, and certain technology investments.

Revenue and Profit by Segment	($ in millions)
	Three months ended March 31,
	2026	2025	% variance
Government Relations
Revenue	$28.4	$26.2	8.4%
Segment Adjusted pre-bonus EBITDA	$12.9	$11.5	12.2%
Segment Adjusted pre-bonus EBITDA margin	45.5%	43.9%	1.5	pts

Corporate Communications and Public Affairs
Revenue	$18.3	$10.0	82.7%
Segment Adjusted pre-bonus EBITDA	$4.8	$2.2	114.1%
Segment Adjusted pre-bonus EBITDA margin	26.2%	22.4%	3.8	pts

Compliance and Insights Services
Revenue	$3.5	$3.1	10.8%
Segment Adjusted pre-bonus EBITDA	$1.7	$1.7	4.3%
Segment Adjusted pre-bonus EBITDA margin	50.2%	53.4%	(3.1)	pts

Total
Revenue	$50.1	$39.3	27.5%
Segment Adjusted pre-bonus EBITDA	$19.4	$15.4	26.1%
Segment Adjusted pre-bonus EBITDA margin	38.8%	39.2%	(0.4)	pts

Non-allocated Bonus	(3.9)	(3.1)	(23.9)%
Non-allocated Corporate costs	(4.4)	(3.7)	(19.4)%
Adjusted EBITDA	11.2	8.6	29.7%
Adjusted EBITDA Margin	22.3%	21.9%	0.4	pts
GAAP Net loss	(11.5)	(10.6)	8.3%

Non-allocated bonus went up from $3.1 million to $3.9 million in the three months ended March 31, 2026, as a result of the growth in pre-bonus EBITDA.
Non-allocated corporate costs went up from $3.7 million to $4.4 million in the three months ended March 31, 2026, as a result of the building of a robust central platform for supporting our clients, the incremental U.S. public company costs stemming from the second listing, and our further growing group of member companies. Also, external advisory costs increased as a consequence of these same factors.
Other
The Group’s net finance costs for the three months ended March 31, 2026 were $0.8 million as compared to 2025 of $0.6 million, reflecting the inclusion of additional debt on the Group’s balance sheet for the acquisition of TrailRunner in Q2 2025.
The income tax expense accrual for the three months ended March 31, 2026 was $2.7 million on a net loss before income taxes of $8.8 million as compared to $4.1 million on a net loss before income taxes of $6.5 million in Q1 2025, which represents a blended effective tax charge relative to Adjusted Profit before Tax of 27.1% for the three months ended March 31, 2026. This rate represents a substantial improvement over the 52.9% blended effective rate in Q1 2025. The reduction was driven by structural and temporary differences between tax accounting and GAAP accounting, as well as temporary differences due to phasing of the tax charge across the year (Q1 tax rate tends to be higher than the full year rate).
After interest and taxes, the Group’s Adjusted Net Income for the three months ended March 31, 2026 amounted to $7.4 million, up 100.5% from $3.7 million in Q1 2025.
The Group ended Q1 2025 with 358 employees and on March 31, 2026, this had increased to 451, primarily as a result of the acquisition of TrailRunner. The Group’s average employee count during the three months ended March 31, 2026 was 451 (2025: 361).
Cash Flow
PPHC's GAAP Cash Flow statement has certain acquisition-related payments included in the Cash provided by (used in) Operating Activities and in the Cash provided by Financing Activities, as a consequence of certain acquisition payments being made subject to continued employment.
Consequently, in addition to our GAAP statement of cash flows, we use a non‑GAAP liquidity measure, Adjusted Free Cash Flow, to evaluate our cash generation. Adjusted Free Cash Flow should be viewed as supplemental to, and not a substitute for, GAAP net cash provided by (used in) operating activities and total changes in cash and cash equivalents.
In general, the generation of Adjusted Free Cash Flow tends to be weighted towards the second half of the year, as a consequence of the payment of annual bonuses in the first half year.
The Group recorded Adjusted Free Cash Flow of $(10.3) million for the three months ended March 31, 2026 as compared to $3.2 million in 2025. The decrease is due to a $13.1 million increase in Accounts Receivable resulting from the inclusion of the 2025 acquisitions as well as slower collections, along with the payout of higher bonuses during this quarter, resulting in a reduction of the Company's Accounts Payable balances. Management believes that most of this decrease is driven by temporary effects which will get offset in the remainder of the year.

Conversion Cash flow from Operations to Adjusted Free Cash Flow and Summary of Cash Uses and Sources

	(Amount in millions, except percentages)
	Three months ended March 31,
	2026	2025	$ Change	% Change
Net cash used in operating activities - as reported	$(11.7)	$(8.6)	$(3.0)	(35.2)%
Prepaid post-combination expense	1.9	10.1	(8.2)	(81.1)%
Change in other liability	—	1.7	(1.7)	(100.0)%
Capex	(0.5)	—	(0.5)	—
Adjusted Free Cash Flow	(10.3)	3.2	(13.5)	(422.4)%

Prepayment on business acquisition	(1.9)	(18.5)	16.6	89.7%
Acquisition Payments included in Cash flow from Operations	(1.9)	(11.8)	9.9	83.8%
Cash Flow related to acquisitions	(3.8)	(30.3)	26.5	87.4%

Proceeds from notes payable	—	24.0	(24.0)	(100.0)%
Payment of debt issuance costs	—	(0.1)	0.1	100.0%
Principal payment of note payable	(2.4)	(1.8)	(0.6)	(32.9)%
Cash Flow related to debt financing	(2.4)	22.1	(24.5)	(110.9)%

Payment of deferred equity offering costs	(3.9)	—	(3.9)	—
Proceeds from U.S. initial public offering, net of underwriting fees of $3.0 million	42.9	—	42.9	—
Cash Flow related to equity financing	39.0	—	39.0	—

Effect of foreign exchange rate changes on cash and cash equivalents	(0.1)	0.1	(0.1)	(200.0)%

Net Cash Movement	$22.4	$(5.0)	$27.4	548.6%
Typically, the Group's primary uses of cash are acquisition payments and dividends. In 2026 Q1 only the acquisition payments were material at $3.8 million.
Cash outflows related to acquisitions decreased from $30.3 million in Q1 2025 to $3.8 million in 2026 Q1, with the 2026 outflow resulting from the acquisition of WPI Strategy (completed April 1, 2026), while the cash used in 2025 Q1 primarily related to the acquisition of TrailRunner (completed April 1, 2025). In 2026 Q1, the cash inflow relating to equity financing of $39.0 million resulted from the U.S. IPO in January 2026.
Adjusted Free Cash Flow is a non‑GAAP liquidity measure. It adjusts GAAP net cash provided by (used in) operating activities for acquisition‑related and capital expenditure cash flows as described above. These are cash outflows that occur in connection with our acquisition strategy and ongoing investment needs, and Adjusted Free Cash Flow should not be construed as representing additional cash available for use.
Net debt position
PPHC's debt position on March 31, 2026 of $44.6 million offset by cash of $42.9 million, resulted in a Net Debt position of $1.8 million as compared to a Net Debt position of $44.6 million on March 31, 2025. The decrease in Net Debt related to cash received from our 2026 U.S. IPO, as well as the continued repayment of debt balances.

	(Amounts in millions, except percentages)
	March 31,
	2026	2025	% Change	$ Change
Cash and cash equivalents as of end of period	$42.9	$9.5	349.2%	$33.3

Notes payable, long-term, net	(34.1)	(46.1)	26.0%	12.0
Notes payable, current portion, net	(10.5)	(8.1)	(30.4)%	(2.5)
Total Debt	$(44.6)	$(54.2)	17.7%	$9.6

Net debt at period-end	$(1.8)	$(44.6)	96.0%	$42.9
Earnout obligations
As part of the typical structure applied for the acquisitions completed post-UK IPO, the Group committed to certain contingent earnout payments. These earnout payments are based on a profit-driven formula and if the acquired company realizes profit growth after the date of completion. Payments are typically made in a mix of cash and shares. In turn, each of these components of earnout payments may be subject to further vesting requirements and employment conditions, which keeps the recipients financially committed to the Group.
In relation to these earnout payments, the Group has liabilities recorded of $31.9 million on its balance sheet, spread across the ‘Contingent Consideration’ and ‘Other Liabilities’ line items. This number reflects not only the estimated foreseen nominal payments, but also discount factors and fair value estimates. The liabilities accrued under 'Contingent Consideration' relate to regular M&A payments, while the liabilities accrued under "Other Liabilities" relate to those M&A payments that have 'continued employment' requirements and are therefore subject to 'clawback' provisions.
In nominal terms, over the period 2026-2030, based on expected performance of each of the acquired companies, management anticipates having to make earnout payments of $79.5 million, of which $45.2 million will be payable in cash and the remainder in shares.
The maximum earnout liability over that same period, which would only be reached if each acquisition meets very aggressive profit growth targets, would be $142.5 million, of which $84.0 million will be payable in cash and the remainder in shares. Generally, in order for an acquisition to reach maximum earnout payments, it would need to grow its profit by 25-30% annually over the entire earnout period.
Estimated Earnout Liabilities – in Nominal Terms

	($ in millions)
	Remainder of 2026	2027	2028	2029	2030	Total
Expected earnout payments in Cash	$11.8	$4.9	$23.0	$1.4	$4.1	$45.2
Expected earnout payments in PPHC stock	4.6	1.7	23.0	0.8	4.1	34.3
Expected earnout payments - total	$16.4	$6.6	$46.0	$2.2	$8.2	$79.5

Maximum earnout payments in Cash	$17.3	$15.4	$23.1	$18.0	$10.0	$84.0
Maximum earnout payments in PPHC stock	7.5	6.9	23.1	11.0	10.0	58.6
Maximum earnout payments - total	$24.9	$22.4	$46.3	$29.1	$20.0	$142.5

Information per Share

	Share count in thousands
	Three months ended March 31,
	2026	2025	Share count / $ Change	% Change
# of shares period end - GAAP - basic and fully diluted	24,706	16,969	7,738	45.6%
# of shares period end - Legally outstanding - basic	28,929	23,954	4,975	20.8%
# of shares period end - Legally outstanding - fully diluted	30,604	25,449	5,156	20.3%
# weighted avg shares - GAAP - basic and fully diluted	23,301	16,904	6,397	37.8%
# weighted avg shares - Legally outstanding - basic	27,610	23,978	3,632	15.1%
# weighted avg shares - Legally outstanding - fully diluted	29,295	25,501	3,794	14.9%
EPS - GAAP reported (basic and fully diluted)	$(0.49)	$(0.63)	0.13	21.4%
Adjusted EPS - basic	$0.27	$0.15	0.11	74.1%
Adjusted EPS - fully diluted	$0.25	$0.14	0.11	74.5%
For the purpose of giving investors a useful view on Earnings Per Share ("EPS"), the Group computed EPS not only on a GAAP Reported Profit basis, but also on an Adjusted Net Income basis. For the latter calculation the Group includes in the denominator the legally outstanding number of shares. This definition not only includes the common shares outstanding, but also (i) unvested portion of the pre-UK IPO Retained Shares, (ii) unvested shares that have been issued in relation to post-IPO acquisitions, and (iii) unvested Restricted Stock Awards. While those shares are still subject to vesting rules, and therefore not part of the Common Outstanding share count per GAAP definition, they entitle the recipients to dividends and voting rights.
Note that the growth in the weighted of average number of shares for the three months ended March 31, 2026 (15.1% basic, 14.9% fully diluted) was primarily driven by the Group's 2026 U.S. public offering, as well as the annual long-term incentive program ("LTIP") issuance and M&A related issuances.
Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
Forward-Looking Statements
This earnings release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward looking statements involve risks and uncertainties. Forward-looking statements are often identified by words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would,” and similar expressions, or the negative of these terms or other comparable terminology. These statements include, but are not limited to, statements regarding the Company’s future financial performance, business strategy, market opportunities, anticipated financial position, liquidity and capital needs, and other statements that are not historical facts. These statements are based on various assumptions, whether or not identified in this earnings release, and on the current expectations and assumptions of the Company’s management, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict, including as detailed in our filings with the Securities and Exchange Commission (the "SEC"). Moreover, we operate in a very competitive and rapidly changing environment and new risks emerge from time to time. It is not possible for our management to predict all risks, many of which are outside the control of the Company, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those discussed in the forward-looking statements. In light of these risks, uncertainties and assumptions, the future events and trends discussed in this earnings release may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements and we cannot guarantee any future performance, conditions or results. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. Copies of our filings with the SEC can be found on our investor relations website (investors.pphcompany.com) or on the SEC website (www.sec.gov).
Industry Information
Market data and estimates used throughout this earnings release are based on information from independent third parties and other publicly available information in addition to management’s internal estimates. Such data involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. No representations or warranties are made by the Company or any of its affiliates as to the accuracy of any such information. Projections, assumptions and estimates of the future performance of the industry in which the Company operates are necessarily subject to a high degree of uncertainty and risk due to a variety of factors. These and other factors could cause results to differ materially from those expressed in management’s estimates and beliefs and in the estimates prepared by independent parties.
Basis of preparation
The financial statements have been prepared in accordance with Generally Accepted Accounting Principles in the United States ("U.S. GAAP" or "GAAP").
When the Company purchases services or goods on behalf of its clients (for example in the case of media purchases), the Group does not recognize the purchased goods as net revenue, but only the net fees earned on the purchases. Therefore, purchases on behalf of clients do not materially impact the top-line or the margins.
Management believes that Adjusted EBITDA and Adjusted Net Income are more useful performance indicators than the reported Net Income. The following elements distinguish our Adjusted Net Income from our Reported Net Income:
(1)Share-based accounting charge: As mentioned in all prior filings and annual reports, shares issued to employee shareholders at the time of the 2021 London IPO are subject to a vesting schedule. In addition, their employment agreements contain certain provisions which enable cash derived from the sale of shares at the time of the 2021 London IPO to be clawed back and forfeited on certain events of termination of employment. These items create a non-cash share-based accounting charge in accordance with guidance under U.S. GAAP, Accounting Standards Codification, 718- 10-S99-2, "Compensation-Stock Compensation". Based on the value of the Company at the time of admission ($197 million) and the pre-admission employee shares sold in 2021, for three months ended March 31, 2026, the non-cash charges are $7.3 million (2025: $7.4 million). This non-cash share-based charge has no impact on tax, nor share count or Company operations.
(2)Post-combination compensation charge: In the acquisitions that have been completed since the London IPO in 2021, the Group makes payments in cash and shares. In order to protect the interests of the Group, the shares issued as part of these transactions were made subject to vesting schedules. To a similar degree, also the cash paid as part of these transactions can be clawed back and forfeited on certain events of termination of employment.

The addition of these provisions to purchase price paid creates a post-combination compensation charge in accordance with accounting guidance under U.S. GAAP, Accounting Standards Codification, ASC 805-10-55-25, "Business Combinations - Contingent Payments". For the three months ended March 31, 2026 the non-cash charges were $2.8 million (2025: $3.4 million). Again, this is a non-cash charge and has no impact on either tax or Company operations.
(3)LTIP charges. In 2022 the Group issued the first stock-based compensation units under the Public Policy Holding Company, Inc. 2021 Omnibus Incentive Plan. This plan was introduced at the time of the 2021 London IPO and allows the Group to issue up to a certain number of stock-related units (e.g. options, restricted stock). The charges relating to these issuances were $1.0 million in the three months ended March 31, 2026 (2025: $1.1 million), and those were computed using the Black Scholes method.
(4)Amortization of intangibles: The non-cash amortization charge of $1.6 million for the three months ended March 31, 2026 (2025: $1.3 million) relates to the amortization of customer relationships, developed technology, and non-compete agreements per ASC 805.
(5)Bargain purchase: As laid out in point 2, because a significant part of the purchase price of our acquisitions is tied to continued employment, this part has been accounted for as post-combination compensation in the Group’s Consolidated Statements of Operations. As a consequence, for certain acquisitions, the remaining book purchase price is lower than the tax purchase price. The reason for the bargain purchase gain is tied directly to the tax purchase price significantly exceeding the book purchase price and is not a reflection of a true bargain purchase of the actual intangible and tangible assets of these acquisitions. The income recorded relating to the bargain purchase was $0.1 million in the three months ended March 31, 2026 (2025: zero).
(6)Change in Contingent Consideration: The contingent consideration liability recorded as part of the acquisitions is adjusted at each reporting period for the change in the estimated fair value of that liability. The fair value changes over time based on management assumptions, the passage of time, payments made, and other external inputs, such as discount rates and volatility. The change in the estimated fair value of the contingent consideration is recorded as a non-operating expense of $6.3 million in the three months ended March 31, 2026 (2025: $1.0 million).

(7)M&A expenses: since Q2 2025 reporting, the Group has been excluding M&A expenses from the Adjusted EBITDA. Reflecting our selective M&A strategy, M&A-related costs are highly variable across periods and may not occur in any given period. Expenses typically consist of M&A advisory fees, debt origination costs, and transaction related taxes. The M&A expenses in the three months ended March 31, 2026 amounted to $0.3 million, an increase from $0.2 million in 2025.
For the calculation of EPS based on GAAP Profit, as a denominator, the Group uses the weighted average number of common stock outstanding during the period. For the calculation of EPS based on Adjusted Profit, as a denominator, the Group uses the weighted average number of Legally Issued shares during the period. This comprises all the common stock outstanding, as well as those shares that were yet unvested but entitled the owner to dividends and voting rights.
Definitions and Uses of Non-GAAP Financial Measures
Our management uses a variety of financial and operating metrics to analyze our performance. These metrics are significant factors in assessing our operating results and profitability. These financial and operating metrics include Adjusted EBITDA, Adjusted EBITDA margin, Adjusted EBITDA Incl. M&A expense, Adjusted net income, Adjusted EPS, fully diluted, Organic Revenue Growth, Adjusted Free Cash Flow, which are financial measures not recognized under U.S. GAAP.
These non-GAAP financial measures are used by management to measure our operating performance, but may not be directly comparable to similar measures, such as EBITDA or Adjusted EBITDA, relied on or reported by other companies, including other companies in our industry. We believe excluding items that neither relate to the ordinary course of business nor reflect our underlying business operating performance, such as equity-based compensation, the amortization of acquired intangible assets, acquisition-related post-combination compensation and contingent consideration, gains on bargain purchase price, interest and tax, enables meaningful period-to-period comparisons of our operating performance. We also use these non-GAAP financial measures when publicly providing our business outlook, for internal management purposes, and as a basis for evaluating potential acquisitions and dispositions.
We believe that the exclusion of equity-based compensation expense such as stock options, restricted stock awards, restricted stock units and equity-based compensation related to retained pre-UK IPO shares granted in relation to our listing on the London Stock Exchange, is appropriate because it eliminates the impact of non-cash expenses for equity-based compensation costs that are based upon valuation methodologies and assumptions that can vary significantly over time due to factors that are (i) unrelated to our core operating performance, and (ii) can be outside of our control. Although we exclude equity-based compensation expenses from our non-GAAP measures, equity compensation has been, and will continue to be, an important part of our future compensation strategy and a significant component of our future expenses that may increase in future periods. Additionally, we believe the exclusion of compensation expense related to share appreciation rights, which are cash settled, is unrelated to our core operating performance in addition to the fact that share appreciation rights are no longer part of our compensation plans going forward.
We define Adjusted EBITDA, which is a non-GAAP financial measure, as consolidated net loss before depreciation, interest income, interest expense, income tax expense, mergers and acquisitions (“M&A”) expenses, long-term incentive program charges, share-based accounting charges, post-combination compensation charges, impairment, change in fair value of contingent consideration, gain on bargain purchase price net of deferred taxes and amortization of intangible assets. Adjusted EBITDA Incl. M&A expense we define as net loss before depreciation, interest income, interest expense, income tax expense, long-term incentive program charges, share-based accounting charges, post-combination compensation charges, change in fair value of contingent consideration, gain on bargain purchase price net of deferred taxes and amortization of intangible assets. We define Adjusted EBITDA Margin as Adjusted EBITDA divided by revenue. We believe that these non-GAAP financial measures, when considered together with our GAAP financial results and GAAP financial measures, provide management and investors with a more complete understanding of our operating results, including underlying trends. While our Adjusted EBITDA may not be directly comparable to the EBITDA or other measures used by others, we believe it helps provide a clearer picture of the underlying performance of the business by removing certain expenses tied to specific historical acquisitions, including post-combination compensation charges, as well as non-cash charges such as depreciation and amortization of intangibles. Additionally, we believe that Adjusted EBITDA provides investors and management with operating results that reflect our core operating activity of serving clients by removing the highly variable M&A costs expenditure.
We define Adjusted Net Income, which is a non-GAAP financial measure, as consolidated net loss before long-term incentive program charges, share-based accounting charges, post-combination compensation charges, change in fair value of contingent consideration, impairment, gain on bargain purchase price net of deferred taxes, other income, and amortization of intangible assets. We use Adjusted Net Income for the purpose of calculating Adjusted Earnings per Share

("Adjusted EPS", being referenced as either "Adjusted EPS, basic" or "Adjusted EPS, fully diluted"). Management uses Adjusted EPS diluted to assess total group operating performance on a consistent basis. We believe that these non-GAAP financial measures, when considered together with our GAAP financial results and GAAP financial measures, provide management and investors with a clearer picture of our underlying business operating results.
We define Adjusted Free Cash Flow, which is a non-GAAP financial measure, as net cash provided by (used in) operating activities less cash payments for purchases of property and equipment and less acquisition related payouts classified in operating cash flows specifically changes in prepaid post combination payments, changes in other liability (liability classified earnout obligations) and changes in contingent consideration. We believe this non-GAAP financial measure, when considered together with our GAAP financial results, provides management and investors with useful supplemental information on our ability to generate cash for ongoing business operations and capital deployment.
We define Net Cash (Debt) as total unrestricted cash and cash equivalents less the total principal amount of debt outstanding. The total principal amount of debt outstanding is comprised of the long-term debt and current maturities of long-term debt as presented in our consolidated balance sheets adding back any debt issuance costs. We believe that the presentation of Net Cash (Debt) provides useful information to investors because our management reviews Net Cash (Debt) as part of our oversight of overall liquidity, financial flexibility and leverage.
We define Organic Revenue Growth as the year-over-year revenue growth excluding revenues from acquired businesses for the first twelve months following the date of acquisition. For purposes of this calculation, the revenue of an acquired business is classified as acquired revenue and excluded from Organic Revenue Growth until the thirteenth month following the acquisition date. Beginning in the thirteenth month, the revenue from that acquisition is included in the Organic Revenue Growth comparison against the corresponding prior-year period. This approach ensures comparability by aligning revenue bases year-over-year and isolating the performance of our ongoing operations. We believe that Organic Revenue Growth is a useful supplemental metric for investors and management, as it provides a clearer view of underlying revenue trends excluding the impact of acquisition-related growth.
Certain monetary amounts, percentages and other figures included elsewhere in this earnings release have been subject to rounding adjustments. Accordingly, figures shown as totals in certain tables or charts may not be the arithmetic aggregation of the figures that precede them, and figures expressed as percentages in the text may not total 100% or, as applicable, when aggregated may not be the arithmetic aggregation of the percentages that precede them.
Contact Information
Public Policy Holding Company, Inc.
800 North Capitol St. NW
Washington, DC 20002
+1 (202) 688 0020
For Investors
Matthew Mazzanti, Chief Administrative Officer and Investor Relations
IR@pphcompany.com
For Media & Other
inquiries@pphcompany.com